Exhibit 99.1

INTERNATIONAL PAPER PLAZA 400 ATLANTIC STREET STAMFORD, CT 06921

News Release

International Paper Reports Preliminary First Quarter 2006 Earnings

•	Earnings per share from continuing operations and before special items were $0.19 versus $0.09 in the fourth quarter of 2005 and $0.34 per share in the 2005 first quarter.

•	After charges of $2.66 per share for discontinued operations and $0.05 per share for special items, the company reported a 2006 first quarter net loss of $2.52 per share, compared with a loss of $0.16 in the 2005 fourth quarter and income of $0.16 per share in the 2005 first quarter.

•	Quarterly net sales were $5.7 billion, on par with fourth-quarter 2005 net sales of $5.7 billion and first-quarter 2005 net sales of $5.6 billion.

STAMFORD, Conn. - May 4, 2006 - International Paper (NYSE: IP) today reported a preliminary first-quarter 2006 net loss of $1.2 billion ($2.52 per share) compared with a net loss of $77 million ($0.16 per share) in the fourth quarter of 2005 and net earnings of $77 million ($0.16 per share) in the 2005 first quarter. Amounts in all periods include special items as well as charges relating to the classification of the Company’s Coated and Supercalendered Papers and Kraft Papers businesses as discontinued operations.

Diluted Earnings Per Share Summary

	First Quarter 2006	Fourth Quarter 2005	First Quarter 2005
Net Earnings (Loss)	$(2.52)	$(0.16)	$0.16

Less - Discontinued Operations:
(Earnings) Loss from Operations	(0.02)	(0.03)	0.04
Loss on Write-Down of Assets	2.68	—	—

	2.66	(0.03)	0.04

Earnings (Loss) from Continuing Operations	0.14	(0.19)	0.20
Add Back – Net Special Items Expense	0.05	0.28	0.14

Earnings from Continuing Operations and Before Special Items	$0.19	$0.09	$0.34

Earnings from continuing operations and before special items in the first quarter of 2006 were $91 million ($0.19 per share), compared with $43 million ($0.09 per share) in the fourth quarter of 2005 and $165 million ($0.34 per share) in the first quarter of 2005.

First-quarter 2006 net sales of $5.7 billion were level with fourth quarter 2005. Sales in the first quarter of 2005 were $5.6 billion.

Operating profits of $456 million for the 2006 first quarter were higher than fourth-quarter 2005 operating profits of $371 million, because of higher price realizations, stronger volumes, lower manufacturing costs, sales mix improvements, and a drop in some raw material costs, primarily energy and wood.

“Higher price realizations, particularly in containerboard, boxes and uncoated papers, and strong mill performance and cost control are the biggest drivers of our earnings improvement from last quarter,” said IP Chairman and Chief Executive Officer John Faraci. “We also experienced far less market downtime in the quarter than in last quarter. Energy and raw material costs declined some, but are still about $0.13 per share higher than at this time last year.”

“I’m also pleased with the progress of IP’s transformation strategy. We recently announced sale agreements for 5.7 million acres of U.S. forestland for approximately $6.6 billion, the second significant step in the plan. We now estimate that total after-tax proceeds from the transformation could exceed $11 billion. We are maintaining our focus on improving our key platform operations, and our strategic alternatives reviews are also on track,” he said.

Commenting on the second quarter of 2006, Faraci said, “We expect the second quarter to be somewhat seasonally stronger than the first quarter, with average prices improving. We also anticipate continued progress in operations, as we move forward with our transformation strategy. Input costs remain high, especially for oil and transportation.”

DISCONTINUED OPERATIONS

During the 2006 first quarter, in connection with the evaluation of strategic options for certain businesses under the company’s previously announced transformation plan, management determined that the future sales of the Coated and Supercalendered Papers and Kraft Papers businesses were in the best interests of the company’s shareowners. Accordingly, a pre-tax charge of $1.4 billion ($1.3 billion after taxes, or $2.68 per share) was recorded to reduce the carrying value of the net assets of these businesses, including goodwill, to their estimated fair values based on estimated sales values less costs to sell. As a result, this 2006 first quarter charge and the operating results of these businesses for all periods are presented as discontinued operations.

SEGMENT INFORMATION

First-quarter 2006 segment operating profits and business trends compared with the fourth quarter of 2005 are as follows:

First-quarter operating profits for Printing Papers were $120 million compared with fourth-quarter operating profits of $60 million, bolstered by higher average price realizations for uncoated papers and pulp, as well as volume increases in U.S. and European uncoated papers.

Industrial Packaging operating profits for the first quarter were $38 million compared with fourth-quarter operating profits of $5 million. Decreases in containberboard volumes were more than offset by much higher average price realizations in both containerboard and U.S. container businesses.

Consumer Packaging operating profits were $35 million in the first quarter, up from $29 million in the fourth quarter, influenced by increased volume and higher price realizations in coated paperboard.

The company’s distribution business, xpedx, reported operating profits of $27 million for the first quarter compared with operating profits in the fourth quarter of $25 million, due to higher margins.

First-quarter Forest Products operating profits declined to $226 million from fourth-quarter earnings of $257 million principally as a result of lower forestland sales. Earnings from forestland and real estate sales were $151 million in first quarter 2006 versus $182 million in the prior quarter.

Net corporate expenses totaled $174 million for the quarter, up from $165 million in the 2005 fourth quarter because of higher pension expense in 2006, partially offset by lower inventory-related costs.

EFFECTIVE TAX RATE

The effective tax rate from continuing operations and before special items for the first quarter of 2006 was 30 percent, compared with a tax rate of 14 percent in the 2005 fourth quarter and 19 percent in the first quarter of 2005. The 2006 first-quarter rate included $5 million of credits related to state tax audit settlements and non-U.S. tax credits.

EFFECTS OF SPECIAL ITEMS

Special items in the first quarter of 2006 consisted of a pre-tax charge of $46 million ($28 million after taxes) for restructuring and other charges, including a pre-tax charge of $18 million ($11 million after taxes) charge for adjustments to legal reserves; a pre-tax credit of $19 million ($12 million after taxes) for insurance recoveries related to the hardboard siding and roofing litigation; a $3 million pre-tax charge ($2 million after taxes) to adjust losses of businesses held for sale; and a charge of $6 million related to tax adjustments. The net after-tax effect of these special items was an expense of $0.05 per share.

Special items in the fourth quarter included a pretax charge of $230 million ($141 million after taxes) for restructuring charges and other charges, a pretax charge of $46 million ($30 million after taxes) for adjustments of estimated losses on businesses sold or held for sale, a $35 million pretax credit ($21 million after taxes) for insurance recoveries related to the hardboard siding and roofing litigation, and a $1 million credit for changes to previously provided reserves. In addition, an $11 million net income tax benefit was recorded in the quarter, reflecting a $74 million favorable adjustment from the finalization of the company’s 1997 through 2000 U.S. federal income tax audit, a $43 million provision for deferred taxes related to earnings being repatriated under the American Jobs Creation Act of 2004, and $20 million of other tax charges. The net after-tax effect of all of these special items was a charge of $0.28 per share.

Special items in the first quarter of 2005 included a charge of $79 million ($52 million after taxes) for estimated losses on businesses held for sale, reflecting charges to reduce the net assets of the Industrial Papers and Fine Papers businesses to their estimated realizable value, and a $24 million charge ($15 million after taxes) for losses on early extinguishment of high-cost debt. The net after-tax effect of these special items was an expense of $0.14 per share.

EARNINGS WEBCAST

The company will hold a webcast to review earnings at 10 a.m. Eastern Daylight Time today. All interested parties are invited to listen to the webcast live via the company’s Internet site at http://www.internationalpaper.com by clicking on the Investors tab and going to the Presentations page. A replay of the webcast will also be available on the Web site beginning at noon today. Parties who wish to participate in the webcast via teleconference may dial (706) 679-8242 or, within the U.S. only, (877) 316-2541 and ask to be connected to the International Paper 1Q 2006 Earnings Call. The conference ID number is 7697830. Participants should call in no later than 9:45 a.m. EDT. An audio-only replay will be available for four weeks following the call. To access the replay, dial (706) 645-9291 or, within the U.S. only, (800) 642-1687, and when prompted for the conference ID, enter “7697830.”

Headquartered in the United States, International Paper has been a leader in the forest products industry for more than 100 years. The company is currently transforming its operations to focus on its global uncoated papers and packaging businesses, which operate and serve customers in the U.S., Europe, South America and Asia. These businesses are complemented by an extensive North American merchant distribution system. International Paper is committed to environmental, economic and social sustainability, and has a long-standing policy of using no wood from endangered forests. To learn more, visit www.internationalpaper.com.

This release contains forward-looking statements. These statements reflect management’s current views and are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in these statements. Factors which could cause actual results to differ relate to: (i) industry conditions, including changes in the cost or availability of raw materials and energy, changes in transportation costs, competition, changes in the Company’s product mix and demand and pricing for the Company’s products; (ii) market and economic factors, including changes in international conditions, specifically in Brazil, Russia, Poland, China and South Korea, changes in currency exchange rates, changes in credit ratings issued by nationally recognized statistical rating organizations, pension and healthcare costs and natural disasters, such as hurricanes; (iii) the Company’s transformation plan, including the ability to accomplish the transformation plan, the impact of the plan on the Company’s relationship with its employees, the ability to realize anticipated profit improvement from the plan and the ability to successfully negotiate satisfactory sale terms for assets that are contemplated for sale but are not currently under contract; (iv) the execution of sale transactions currently under contract and the realization of anticipated sales proceeds thereunder, including, the ability to successfully consummate the transactions without a purchase price adjustment, the successful fulfillment (or waiver) of all conditions set forth in the sale agreements, the successful closing of the transactions within the estimated timeframes and the ability to monetize the non-cash portion of the sale proceeds; and (v) results of legal proceedings and compliance costs, including unanticipated expenditures related to the cost of compliance with environmental and other governmental regulations and the uncertainty of the costs and other effects of pending litigation. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. These and other factors that could cause or contribute to actual results differing materially from such forward looking statements are discussed in greater detail in the company’s Securities and Exchange Commission filings.

###

Contacts:

Media: Amy Sawyer, 901-419-4312; Investors: Darial Sneed, 203-541-8541 Brian Turcotte, 203-541-8632, or Brian McDonald, 203-541-8586

INTERNATIONAL PAPER COMPANY

Consolidated Statement of Earnings

Preliminary and Unaudited

(In millions, except per share amounts)

	Three Months Ended March 31,				Three Months Ended December 31,
	2006		2005		2005
Net Sales	$5,668		$5,593		$5,672

Costs and Expenses
Cost of products sold	4,229		4,107		4,343
Selling and administrative expenses	490		494		454
Depreciation, amortization and cost of timber harvested	316		316		329
Distribution expenses	294		245		286
Taxes other than payroll and income taxes	54		58		55
Restructuring and other charges	46	(a)	24	(c)	230	(f)
Insurance Recoveries	(19)		—		(35)
Net losses (gains) on sales and impairments of businesses held for sale	3		79		46
Reversal of reserves no longer required, net	—	(b)	—		(1)
Interest expense, net	148		168		151
Earnings (Loss) From Continuing Operations Before Income Taxes and Minority Interest	107	(a)	102	(c)	(186	)(f)
Income tax provision (benefit)	35		2	(d)	(94	)(g)
Minority interest expense, net of taxes	5		2		3

Earnings (Loss) From Continuing Operations	67	(a)	98	(c,d)	(95	)(f,g)
Discontinued Operations, net of taxes and minority interest	(1,304	)(b)	(21	)(e)	18	(h)

Net Earnings (Loss)	$(1,237	)(a,b)	$77	(c-e)	$(77	)(f-h)

Basic Earnings Per Common Share
Earnings (loss) from continuing operations	$0.14	(a)	$0.20	(c,d)	$(0.19	)(f,g)
Discontinued operations	(2.68	)(b)	(0.04	)(e)	0.03	(h)

Net earnings (loss)	$(2.54	)(a,b)	$0.16	(c-e)	$(0.16	)(f-h)

Diluted Earnings Per Common Share
Earnings (loss) from continuing operations	$0.14	(a)	$0.20	(c,d)	$(0.19	)(f,g)
Discontinued operations	(2.66	)(b)	(0.04	) (e)	0.03 (h	)

Net earnings (loss)	$(2.52	)(a,b)	$0.16	(c-e)	$(0.16	)(f-h)

Average Shares of Common Stock Outstanding - Diluted	491.7		488.9		486.0

Cash Dividends Per Common Share	$0.25		$0.25		$0.25

(a)	Includes a $20 million charge before taxes ($12 million after taxes) for organizational restructuring charges associated with the Company’s previously announced Transformation Plan, an $8 million charge before taxes ($5 million after taxes) for losses on early debt extinguishment, and an $18 million charge before taxes ($11 million after taxes) for legal reserves.

(b)	Includes a charge of $1.4 billion before taxes ($1.3 billion after taxes) to reduce the carrying value of the net assets of the Coated and Supercalendered Papers and Kraft Papers businesses to their estimated fair values, and a $12 million before tax credit ($8 million after taxes) for the first quarter net income of these businesses.

(c)	Includes a charge of $24 million before taxes ($15 million after taxes) for losses on early debt extinguishment.

(d)	Includes a $19 million ($0.04 per share) reduction in the income tax provision reflecting the favorable settlement of a tax matter.

(e)	Includes $18 million of net income before taxes ($11 million after taxes) from the Coated and Supercalendered Papers and Kraft Papers businesses, and $43 million before taxes ($32 million after taxes) of net loss of the Carter Holt Harvey Limited business prior to its sale in the third quarter of 2005.

(f)	Includes $196 million ($121 million after taxes) for organizational restructuring charges associated with the Company’s previously announced transformation plan, a $27 million charge ($16 million after taxes) for legal reserves, and a $7 million charge ($4 million after taxes) for losses on early debt extinguishment.

(g)	Includes an $11 million net income tax benefit reflecting a $74 million favorable adjustment from the finalization of the Company’s 1997 through 2000 U.S. federal income tax audit, a $43 million provision for deferred taxes related to earnings repatriated under the American Jobs Creation Act of 2004, and $20 million of other tax charges.

(h)	Includes $21 million of net income before taxes ($13 million after taxes) from the Coated and Supercalendered Papers and Kraft Papers businesses and an $11 million pre-tax gain ($5 million after taxes) for adjustments related to Weldwood of Canada, Ltd. and Carter Holt Harvey Ltd.

International Paper

Reconciliation of Earnings Before

Special Items to Net Earnings (Loss)

Preliminary and Unaudited

(In millions except for per share amounts)

	Three Months Ended March 31,		Three Months Ended December 31,
	2006	2005	2005
Earnings Before Special Items	$91	$165	$43
Restructuring and other charges	(28)	(15)	(141)
Insurance Recoveries	12	—	21
Reserve Adjustments	—	—	1
Net gains (losses) on sales and impairments of businesses held for sale	(2)	(52)	(30)
Income tax adjustments	(6)	—	11

Earnings (Loss) from Continuing Operations	67	98	(95)
Discontinued Operations	(1,304)	(21)	18

Net Earnings (Loss) as Reported	$(1,237)	$77	$(77)

Diluted Earnings per Common Share	Three Months Ended March 31,		Three Months Ended December 31,
	2006	2005	2005
Earnings Per Share Before Special Items	$0.19	$0.34	$0.09
Restructuring and other charges	(0.06)	(0.03)	(0.28)
Insurance Recoveries	0.02	—	0.04
Reserve Adjustments	—	—	—
Net gains (losses) on sales and impairments of businesses held for sale	—	(0.11)	(0.06)
Income tax adjustments	(0.01)	—	0.02

Earnings (Loss) Per Common Share from Continuing Operations	0.14	0.20	(0.19)
Discontinued Operations	(2.66)	(0.04)	0.03

Diluted Earnings (Loss) per Common Share	$(2.52)	$0.16	$(0.16)

Notes:

(1)	The company calculates Earnings Before Special Items by excluding the after-tax effect of the adoption of new accounting standards and items considered by management to be unusual from the net earning (loss) reported under U.S. generally accepted principles (“GAAP”). Management uses this measure to focus on on-going operations, and believes that it is useful to investors because it enables them to perform meaningful comparisons of past and present operating results. International Paper believes that using this information along with net earnings (loss) provides for a more complete analysis of the results of operations by quarter. Net earnings (loss) is the most directly comparable GAAP measure.

(2)	Diluted earnings per common share reflect the inclusion of contingently convertible securities in the computation.

Sales and Earnings by Industry Segment

Preliminary and Unaudited

(In Millions)

Sales by Industry Segment

	Three Months Ended March 31,		Three Months Ended June 30,		Three Months Ended September 30,		Three Months Ended December 31,
	2006	2005	2005		2005		2005
Printing Papers	$1,500	$1,510	$1,400		$1,415		$1,485
Industrial Packaging	1,170	1,215	1,165		1,075		1,170
Consumer Packaging	775	740	790		785		800
Distribution	1,650	1,530	1,570		1,645		1,635
Forest Products	630 (4)	610 (4)	605	(4)	700	(4)	665 (4)
Other Businesses (2)	230	275	230		220		195
Corporate and Inter-segment Sales	(287)	(287)	(272)		(293)		(278)

Net Sales	$5,668	$5,593	$5,488		$5,547		$5,672

Operating Profit by Industry Segment

	Three Months Ended March 31,		Three Months Ended June 30,		Three Months Ended September 30,		Three Months Ended December 31,
	2006	2005	2005		2005		2005
Printing Papers	$120	$157	$118	(6)	$85	(8)	$60
Industrial Packaging	38	102	84		29	(8)	5
Consumer Packaging	35	32	53		43	(8)	29
Distribution	27	18	18		23		25
Forest Products	226 (5)	207 (5)	191	(5,6)	271	(5,8)	257 (5)
Other Businesses (2)	10	10	7		(8	)(8)	(5)

Operating Profit	456	526	471		443		371
Interest expense, net	(148)	(168)	(154	)(7)	(120	)(9)	(151)
Minority interest (3)	3	(1)	2		—		(1)
Corporate items, net	(174)	(152)	(133)		(140)		(165)
Restructuring and other charges	(46)	(24)	—		(33)		(230)
Insurance recoveries	19	—	35		188		35
Net gains (losses) on sales of impairments of businesses held for sale	(3)	(79)	19		(5)		(46)
Reserve adjustment	—	—	—		3		1

Earnings from continuing operations before income taxes and minority interest	$107	$102	$240		$336		$(186)

(1)	Prior-year industry information has been restated to conform to the 2006 management reporting structure and to reflect the classification of the Coated and Supercalendered business and Kraft Paper business as discontinued operations.

(2)	Includes Arizona Chemical, European Distribution and certain smaller businesses.

(3)	Operating profits for industry segments include each segment’s percentage share of the profits of subsidiaries included in that segment that are less than wholly owned. The pre-tax minority interest for these subsidiaries is added here to present consolidated earnings before income taxes and minority interest.

(4)	Includes $235 million, $240 million, $200 million, $280 million, and $275 million for Forest Resources, and $395 million, $370 million, $405 million, $420 million, and $390 million for Wood Products, in the first quarter of 2006, first quarter of 2005, second quarter of 2005, third quarter of 2005, and fourth quarter of 2005, respectively.

(5)	Includes $190 million, $158 million, $129 million, $210 million, and $224 million for Forest Resources, and $36 million, $49 million, $62 million, $61 million, and $33 million for Wood Products, in the first quarter of 2006, first quarter of 2005, second quarter of 2005, third quarter of 2005, and fourth quarter of 2005, respectively.

(6)	Includes 2005 second quarter special charges of $17 million before taxes in the Printing Papers segment for severance and other charges related to the indefinite shutdown of three U.S. paper machines, and $10 million before taxes for Forest Resources and $4 million before taxes for Wood Products for 2005 second quarter costs associated with relocating the Forest Resources and Wood Products headquarters to Memphis, TN from Savannah, GA.

(7)	Includes interest income of $11 million before taxes from the collection of a note receivable from the 2001 sale of the Flexible Packaging business.

(8)	Includes 2005 third quarter special charges of $6 million before taxes in the Printing Papers segment for severance charges related to the indefinite shutdown of three U.S. paper machines, $3 million before taxes in the Printing Papers segment and $1 million before taxes in the Consumer Packaging segment for environmental reserves, $4 million before taxes in the Industrial Packaging segment related to adjust reserves previously provided, $2 million before taxes for Wood Products for costs associated with relocating the headquarters to Memphis, TN from Savannah, GA, and $13 million before taxes in the Other Businesses segment related to a plant shutdown.

(9)	Includes interest income of $43 million before taxes related to a favorable tax audit adjustment.

International Paper

Sales Volume by Product (1) (2)

Preliminary and Unaudited

International Paper Consolidated

	Three Months Ended March 31,		Three Months Ended June 30,	Three Months Ended Sept 30,	Three Months Ended Dec 31,
	2006	2005	2005	2005	2005
Printing Papers (In thousands of short tons)
Brazil Uncoated Papers	118	112	107	111	117
Europe & Russia Uncoated Papers	379	359	358	342	360
U.S. Uncoated Papers	1,029	1,031	915	940	964

Uncoated Papers	1,526	1,502	1,380	1,393	1,441
Coated Papers	93	97	106	105	102
Market Pulp (3)	285	296	307	335	353
Packaging (In thousands of short tons)
Container of the Americas	901	890	906	886	896
European Container (Boxes)	321	259	273	262	279
Other Industrial and Consumer Packaging	119	127	134	126	119

Industrial and Consumer Packaging	1,341	1,276	1,313	1,274	1,294
Containerboard	496	470	438	467	562
Bleached Packaging Board	376	371	351	341	349
Coated Bristols	108	103	107	101	100
Kraft	60	62	60	63	57
Wood Products (In millions)
Panels (sq. ft. 3/8” - basis)	402	401	367	444	394
Lumber (board feet)	628	613	663	675	645

(1)	Sales volumes include third party and inter-segment sales.

(2)	Sales volumes for divested businesses are included through the date of sale, except for discontinued operations.

(3)	Includes internal sales to mills.

INTERNATIONAL PAPER

CONSOLIDATED BALANCE SHEET

Preliminary and Unaudited

(In Millions)

	March 31, 2006	December 31, 2005
Assets
Current Assets
Cash and Temporary Investments	$709	$1,641
Accounts and Notes Receivable, Net	2,923	2,796
Inventories	2,315	2,310
Assets of Business Held for Sale	1,696	3,002
Deferred income tax assets	282	279
Other	171	113

Total Current Assets	8,096	10,141

Plants, Properties and Equipment, Net	10,244	10,297
Forestlands	2,220	2,190
Investments	620	625
Goodwill	3,840	3,838
Deferred Charges and Other Assets	1,616	1,680

Total Assets	$26,636	$28,771

Liabilities and Common Shareholders’ Equity
Current Liabilities
Notes Payable and Current Maturities of Long-Term Debt	$894	$1,181
Liabilities of Business Held for Sale	203	195
Accounts Payable and Accrued Liabilities	3,281	3,483

Total Current Liabilities	4,378	4,859

Long-Term Debt	10,561	11,023
Deferred Income Taxes	666	726
Other Liabilities	3,769	3,601
Minority Interest	214	211
Common Shareholders’ Equity
Invested Capital	5,236	5,179
Retained Earnings	1,812	3,172

Total Common Shareholders’ Equity	7,048	8,351

Total Liabilities and Common Shareholders’ Equity	$26,636	$28,771